Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2019, Sturm, Ruger & Company, Inc. (the “Company,” “we,” “us” and “our”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock, par value $1.00 per share (“Common Stock”).

Description of Common Stock

The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of Delaware law and our Certificate of Incorporation and our Bylaws. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of Delaware law for additional information.

Authorized Shares

Our Certificate of Incorporation authorizes us to issue up to 40,000,000 shares of Common Stock, along with up to 50,000 shares of Non-Voting Common Stock, par value $1.00 per share, which Non-Voting Common Stock is identical to Common Stock except that the shares of Non-Voting Common Stock have no rights to vote on matters presented to our stockholders, except as required by law.

Voting, Dividend and Liquidation Rights

Each share of Common Stock is entitled to one vote on all matters presented to the stockholders, with no cumulative voting rights. Each share of Common Stock is entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor; and, in the event of liquidation or dissolution of the Company, to share ratably in any distribution of the Company’s net assets.

Other Matters

Holders of shares of Common Stock do not have preemptive rights or other rights to subscribe for unissued or treasury shares or securities convertible into such shares; and no redemption or sinking fund provisions are applicable. All outstanding shares of Common Stock are fully paid and nonassessable.

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is Computershare Trust Company, N.A.

Listing

Our Common Stock is listed for trading on the New York Stock Exchange under the trading symbol “RGR.”

Certain Anti-Takeover Effects

Certain provisions of our Certificate of Incorporation, our Bylaws and Delaware law may have the effect of impeding the acquisition of control of us.

Stockholder Action by Written Consent

Our Bylaws require all stockholder actions not taken at a duly-called meeting of the stockholders to be approved by the affirmative written consent of all of the stockholders entitled to vote with respect to the subject matter of such actions.

Additional Authorized Shares of Common Stock

The additional shares of authorized but unissued Common Stock available for issuance under our Certificate of Incorporation could be issued at such times, under such circumstances and with such terms and conditions as to impede a change in control.

Director Vacancies; Bylaw Amendments

Our Bylaws provide that vacancies in our Board of Directors, because of death, resignation, or an increase in the number of directors by a resolution of the Board of Directors, or for any other reason, will be filled by a majority of the members of the Board of Directors then serving. Our Bylaws permit the Board of Directors to amend the Bylaws at any regular or special meeting of the Board of Directors.

Advance Notice Procedure for Director Nominations and Stockholder Proposals; Proxy Access

Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders, however, stockholders that wish to include any stockholder proposal in our proxy statement for any annual stockholder meeting must comply with SEC Rule 14a-8. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice.

Stockholders that wish to include the name of any director nominee, other than any person nominated for election by or at the direction of the Board of Directors, in our proxy statement for an annual meeting of stockholders must satisfy certain minimum stock holding requirements and provide written notice to us not less than 120 days nor more than 150 days prior to the first anniversary of the date that we first distributed to our stockholders the proxy statement for the immediately preceding annual meeting of stockholders, in each case, as described in our Bylaws. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice.

Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless the business combination or the acquisition of shares that resulted in such stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, under Section 203, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) fifteen percent (15%) or more of a corporation’s outstanding voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our Board of Directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders.